Exhibit 2.1

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of June 18, 2024, by and among (i) Finnovate Acquisition Corp, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), (ii) Scage Future, an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iii) Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”), (iv) Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”) and (v) Scage International Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have entered into that certain Business Combination Agreement, dated as of August 21, 2023 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”); and

WHEREAS, Section 12.9 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company; and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other matters, (i) amend the Aggregate Merger Consideration Amount, (ii) extend the date by which the Reorganization must be completed, (iii) adopt an ADS facility, and (iv) extend the Outside Date from February 29, 2024 to October 31, 2024, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement.

(a) Section 1.3(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“At the Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all outstanding shares of Purchaser Ordinary Shares shall be converted into the right to receive Pubco Securities, as provided in Section 2.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all Second Merger Sub Share(s) immediately prior to the Second Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Entity; (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Purchaser and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vi) the separate corporate existence of Second Merger Sub shall cease.”

(b) Article I of the Original Agreement is hereby amended by adding Section 1.6 as follows:

“1.6 Establishment of ADS Facility; Deposit of Pubco Ordinary Shares; Distribution of Pubco ADSs.

a)	Prior to the First Merger Effective Time, the Company shall cause a sponsored American depositary share facility for the Pubco Ordinary Shares (the “ADS Facility”) to be established with a reputable depositary bank reasonably acceptable to SPAC (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing and distributing the Pubco ADSs, including specifically and without limitation (i) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”) establishing the ADS Facility, to be effective as of the First Merger Effective Time, in form and substance reasonably acceptable to SPAC, and (ii) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the Pubco ADSs (the “Form F-6”). The Company shall use its reasonable best efforts to cause the Depositary Bank to file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Registration Statement by the SEC.

b)	Purchaser shall, as promptly as reasonably practicable following Purchaser’s receipt of the final determination of such number from the Trustee, notify the Company and Pubco in writing of the number of the redeemed Purchaser Shares. Prior to the First Merger Effective Time, Pubco shall (i) allot and issue, or cause to be allotted and issued, to the Depositary Bank (or its custodian), credited as fully paid and free of all Encumbrance, such number of Pubco Ordinary Shares equal to the aggregate number of Pubco ADSs to be issued pursuant to Section 2.1 and Section 2.2 (such holder, the “ADS Recipients”) , and (ii) deposit or cause to be deposited with the Depositary Bank (or its custodian) such Pubco Ordinary Shares representing the aggregate number of such Pubco ADSs to be issued for the benefit of the ADS Recipients, for exchange in accordance with this Section 2.1 and Section 2.2, and (iii) the Depositary Bank shall be authorized to issue and distribute the Pubco ADSs to the ADS Recipients in accordance with this Agreement, the Deposit Agreement and an instruction provided by the Company.

c)	Following the First Merger Effective Time, (i) the Depositary Bank shall distribute the Pubco ADSs to the ADS Recipients in accordance with this Section 2.1 and Section 2.2 and the Deposit Agreement; and (ii) Pubco shall distribute Pubco Ordinary Shares to the Insiders pursuant to Section 2.2(b).

d)	The Pubco ADSs (other than the Pubco ADSs representing those Pubco Ordinary Shares that are Restricted Securities as defined in the Deposit Agreement) shall be accepted into the Depository Trust Company, and each of the ADS Recipients that holds Pubco ADSs shall be entitled to receive a book-entry authorization representing the number of Pubco ADSs that such holder has the right to receive pursuant to this Agreement, the Assignment, Assumption and Amendment to Warrant Agreement, and the terms of the Pubco Warrant, as applicable.

e)	The Depositary Bank will hold the Pubco Ordinary Shares from time to time in accordance with the terms of the Deposit Agreement, and holders of Pubco ADSs will have the rights with respect to the Pubco Ordinary Shares underlying the Pubco ADSs they hold that are specified in the Deposit Agreement.”

(c) Section 2.1(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Company Ordinary Shares. Each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio in the form of Pubco ADS (the “Company Share Consideration”, in accordance with Section 1.3. All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares in the form of Pubco ADS shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco ADS into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.”

(d) Section 2.2(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Purchaser Ordinary Share. At the Effective Time, (i) every issued and outstanding Purchaser Ordinary Share (other than those held by the Insiders and those described in Section 2.2(d) and Section 2.2(e) below) immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco ADS, and (ii) every issued and outstanding Purchaser Ordinary Share held by the Insiders immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of the Purchaser shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of the Purchaser previously representing any such shares of Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares or the Pubco ADSs into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.”

(e) Section 2.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Purchaser Warrants. Pursuant to the Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, by virtue of the Second Merger and without any action on the part of any holder, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant, in accordance with the terms of the Assignment, Assumption and Amendment to Warrant Agreement. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in the form of ADSs in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(f) Section 2.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person (or in the form of Pubco ADS to the extent applicable) rounded down in the aggregate to the nearest whole Pubco Ordinary Share.”

(g) Section 6.12(a)(xv) of the Original Agreement is hereby amended by deleting the term “Form S-1” and replacing it with the term “Form F-1”.

(h) Section 6.26 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“6.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

(i) Section 7.5 of the Original Agreement is hereby deleted and replaced with the following:

“7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco ADSs and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco ADSs and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.”

(j) Section 7.18 of the Original Agreement is hereby deleted and replaced with the following:

“7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser (and if requested by Purchaser, the Company and Pubco) may enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser, Pubco or the Company to purchase shares of Purchaser, Pubco or the Company, as applicable, in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If Purchaser, Pubco or the Company elect to seek a PIPE Investment, Purchaser, Pubco and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).”

(k) Section 7.20 of the Original Agreement is hereby amended by deleting the date “September 30, 2023” and replacing it with the date “July 20, 2024”.

(l) Section 8.1(j) of the Original Agreement is hereby deleted and replaced with the following:

“(j) Nasdaq Listing Requirements. The Pubco ADSs and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.”

(m) Section 8.2(d) of the Original Agreement is hereby amended by deleting the word “aggregated” and replacing it with the word “aggregate”.

(n) Section 10.1(b) of the Original Agreement is hereby amended by deleting the date “February 29, 2024” and replacing it with the date “October 31, 2024”.

(o) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Aggregate Merger Consideration Amount” and replacing it with the following:

“Aggregate Merger Consideration Amount” means (a) Eight Hundred Million U.S. Dollars ($800,000,000) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt.

(p) Section 13.1 of the Original Agreement is hereby amended by adding the definition of “Pubco ADS” as follows:

“Pubco ADS” means an American depositary share of Pubco duly and validly issued against the deposit of one (1) underlying Pubco Ordinary Share deposited with the Depositary Bank in accordance with the Deposit Agreement.

(q) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Pubco Securities” and replacing it with the following:

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Convertible Securities and the Pubco ADSs, collectively.

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

FINNOVATE ACQUISITION CORP

By:	/s/ Calvin Kung
Name:	Calvin Kung
Title:	Chief Executive Officer

Pubco:

SCAGE FUTURE

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director

First Merger Sub:

HERO 1

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director

Second Merger Sub:

HERO 2

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director

The Company:

SCAGE INTERNATIONAL LIMITED

By:	/s/ Chao Gao
Name:	Chao Gao
Title:	Director